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                                  EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT



Penda Foreign Sales Corporation

Penda International Holding Corporation

Penda Latinoamericana Holding SA de CV (Mexico)

Penda SA de CV (Mexico)

Procesos Especiales de Mexico, SA de C (Mexico)

Penda Roo Holding Corporation (Florida)

Penda Australia Pty. Ltd. (Australia)

Penda-Mexico Employment Corporation (Florida)

Tri-Glas Corporation (Alabama)






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